Underlying supplement no. 1010 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated October 30, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Basket Consisting of the Russell Top 200® Index (R200) and the iShares® Russell Midcap Growth Index Fund (IWP)

General

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Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to a basket comprised of an index and an index fund. This underlying supplement no. 1010 describes a basket (the “Basket”) comprised of the Russell Top 200® Index (the “Index”) and the iShares® Russell Midcap Growth Index Fund (the “Index Fund”). The index underlying the Index Fund (the “Underlying Index”) is the Russell Midcap® Growth Index. In this underlying supplement, we refer to the Index and the Index Fund collectively as the “Basket Components.” The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Russell Top 200® Index and the iShares® Russell Midcap Growth Index Fund set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or free writing prospectus. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement and all other relevant terms supplements.

Investing in notes linked to the Basket involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 1010 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 1010, the accompanying base prospectus and the MTN prospectus supplement, the relevant product supplement and the relevant terms supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

October 30, 2007

“Russell Top 200® Index” is a registered trademark of Russell Investment Group (“Russell”) and has been licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of Russell Top 200® Index, are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Lehman Brothers Holdings Inc. The notes, linked to the performance of the iShares® Russell Midcap Growth Index Fund, are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Table of Contents

Underlying Supplement
Risk Factors	US-1
THE RUSSELL TOP 200® INDEX	US-5
THE iSHARES® RUSSELL MIDCAP GROWTH INDEX FUND	US-9
MTN Prospectus Supplement
Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1
Base Prospectus
Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

This underlying supplement no. 1010, together with the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in this underlying supplement no. 1010, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this underlying supplement no. 1010, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in this underlying supplement no. 1010, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisors. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This underlying supplement no. 1010, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

US-i

In this underlying supplement no. 1010, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-ii

RISK FACTORS

Your investment in notes linked to the Basket will involve certain risks. Investing in the notes is not equivalent to investing directly in the Russell Top 200® Index or in the iShares ® Russell Midcap Growth Index Fund or in any of the common stocks included in the Basket Components. In addition, your investment in notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the discussions of risk and the other information contained in this underlying supplement, the relevant terms supplements, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated by reference in those documents before you decide that an investment in notes linked to the Basket is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

The publisher of the respective indices comprising the Index and the Underlying Index may adjust either index in a way that affects its level and adversely affects the value of your note without any obligation to consider your interests.

Russell Investment Group (“Russell”) is responsible for calculating and maintaining the Russell Top 200® Index and the Russell Midcap® Growth Index. We are not affiliated with Russell in any way (except for licensing arrangements discussed below in “The Russell Top 200® Index” and “The iShares® Russell Midcap Growth Index Fund”) and have no way to control or predict its actions including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation to Russell Top 200® Index and the Russell Midcap® Growth Index.

Russell can add, delete or substitute the stocks or contracts underlying the indices comprising the Index or Underlying Index or make other methodological changes that could change the level of either of these indices. You should realize that the changing of companies or contracts included in the Index or Underlying Index may affect the Index or Underlying Index, respectively, and in turn the Basket, as a newly added company or contract may perform significantly better or worse than the company(ies) or contract(s) it replaces. Additionally, Russell may alter, discontinue or suspend calculation or dissemination of the Index or Underlying Index. Any of these actions could affect the level of the Basket and adversely affect the value of your notes. Russell has no obligation to consider your interests in calculating or revising its Index. See “The Russell Top 200® Index” and “The iShares® Russell Midcap Growth Index Fund.”

Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index or the Underlying Index or the publisher of such Index or Underlying Index contained in this underlying supplement or any public disclosure of information by the publisher. You, as an investor in the notes, should make your own investigation into the Index and Underlying Index and the publisher of such Index and Underlying Index.

We cannot control actions by Barclays Global Fund Advisors (“BGFA”) which may adjust the Index Fund in a way that could adversely affect the value of the notes and the amount payable on the notes.

The policies of BGFA concerning the calculation of the Index Fund’s net asset value, additions, deletions or substitutions of common stocks held by the Index Fund and the manner in which changes affecting the Underlying Index are reflected in the Index Fund could affect the market price of shares of the Index Fund and, therefore, the amount payable on notes on the stated maturity date and the trading value of the notes before maturity or automatic call, if applicable. The amount payable on your note and its value could also be affected if BGFA changes these policies, for example, by changing the manner in which it calculates the Index Fund’s net asset value, or if BGFA discontinues or suspends calculation or publication of the Index Fund’s net asset value, in which case it may become difficult to determine the value of your note. If events such as these occur or if the closing price of one share of the Index Fund is not available on a Valuation Date, the calculation agent may determine the closing price of one share of the Index Fund on such Valuation Date and thus the amount payable on the maturity date in a manner it considers appropriate, in its sole discretion.

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index Fund contained in this underlying supplement or any public disclosure of information by BGFA. You, as an investor in the notes, should make your own investigation into the Index Fund.

We cannot control actions by the companies whose stocks or other equity securities are included in the Index or in the Index Fund or the Underlying Index.

We are one of the companies that are represented in the Index, but we are not affiliated with any of the other companies whose stock is included in the the Index or the Index Fund comprising the Basket Components or the Underlying Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or the Index Fund comprising the Basket Components or your notes. None of the money you pay us will go to any of the companies represented in the Basket and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of securities underlying the Index or the Index Fund or the Underlying Index

Investing in the notes is not equivalent to investing in the Index or in the Index Fund or the Underlying Index or in any of the securities included on the Basket Components. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that you would have as a holder of the securities included in the Index or in the Index Fund or the Underlying Index.

Many economic and market factors will impact the value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

In addition to the level of the Basket Components on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the volatility or expected volatility of each of the Basket Components or the stocks underlying the Index or the Underlying Index;

•	the time to maturity of the notes (and any associated “time premium”);

•	the dividend rate on the common stocks included in the Index or the Index Fund or Underlying Index;

•	interest and yield rates in the market generally as well as in the markets of the stocks included in the Index or the Index Fund or the Underlying Index;

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economic, financial, political, geographical, agricultural, meteorological, regulatory or judicial events that affect the stocks underlying the Index or the Index Fund or the Underlying Index or markets generally and which may affect the Basket Component closing levels; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

There are liquidity and management risks associated with the Index Fund.

Although shares of the Index Fund are listed for trading on the NYSE Arca and a number of similar products have been traded on the NYSE Arca, Inc. (“NYSE Arca”) for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market.

BGFA is the Index Fund’s investment advisor. The Index Fund is subject to management risk, which is the risk that BGFA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

The correlation between the performance of the Index Fund and the performance of the Underlying Index may be imperfect.

The performance of the Index Fund and that of the Underlying Index will generally vary due to transaction costs, certain corporate actions and timing variances.

In addition, because the shares of the Index Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from its net asset value per share; shares of the Index Fund may trade at, above or below their net asset value per share.

For the foregoing reasons, the performance of the Index Fund may not correlate perfectly with the performance of the Underlying Index over the same period. Because of this imperfect correlation, the return on the notes to the extent dependent in the return on the Index Fund, may not be the same as an investment directly in the common stocks included in the Underlying Index or the same as a debt security with a payment at maturity linked to the performance of the Underlying Index.

THE BASKET

The Basket will consist of the two Basket Components, which will be equally weighted unless otherwise specified in the relevant terms supplements. The level of the Basket will increase or decrease depending on the performance of the Basket Components.

THE RUSSELL TOP 200® INDEX

We have derived all information contained in this underlying supplement no. 1010 regarding the Russell Top 200® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Russell. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Russell Top 200® Index may be obtained at the Russell website (www.russell.com). Information contained in the Russell website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the Russell Top 200® Index at any time from the Bloomberg Financial Markets page “R200 <Index> <GO>“ or from the Russell website at www.russell.com.

Russell Top 200® Index Composition, Maintenance and Calculation

Russell calculates and publishes the Russell Top 200® Index on Bloomberg L.P. (“Bloomberg”) under index symbol “R200”. The Russell Top 200® Index measures the composite price performance of stocks of 200 companies which are either domiciled in the United States or its territories or are eligible for inclusion as a BDI (as defined below). All 200 stocks are traded on a major U.S. exchange and form a part of the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest companies either domiciled in the United States or its territories, or companies eligible for inclusion as a BDI, as determined by market capitalization.

The Russell Top 200® Index consists of the largest 200 companies by market capitalization included in the Russell 3000 Index. The Russell Top 200® Index is designed to track the performance of the largest capitalization segment of the United States equity market. The Russell Top 200® Index is determined, comprised and calculated by Russell without regard to the notes.

Companies domiciled in the United States and its territories are eligible for inclusion in the Russell 3000 Index and the Russell Top 200® Index. Beginning during reconstitution 2007, companies incorporated in the following countries or regions are also reviewed for eligibility for inclusion: Bahamas, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands and Netherlands Antilles. Companies incorporated in these regions are considered Benefits Drive Incorporations (“BDI”) because they typically incorporate in these regions for operations, tax, political or other financial market benefits. However, not all companies incorporated in these regions are eligible for inclusion in the Russell 3000 Index and the Russell Top 200® Index. Companies incorporated in these regions must also meet one of the following criteria in order to be considered eligible: (i) the company has its headquarters in the U.S. or (ii) the company’s headquarters is also in the BDI designated region or country and the primary exchange for the company’s shares is in the U.S. For new companies located in the BDI regions eligible for inclusion in the Russell 3000 Index and the Russell Top 200® Index, the determination of the company’s primary exchange is based on the average daily dollar trading value, which is the accumulated dollar trading volume divided by the actual number of trading days in the past year. However, primary exchange is only one factor for inclusion if both incorporation and headquarters are in a BDI designated region or if multiple headquarters exist in the SEC filings. If the company has its headquarters in another country, other than in the BDI regions and the U.S., it is not eligible for inclusion regardless of its primary exchange. Headquarters and primary exchanges will be analyzed once a year during reconstitution unless the security is de-listed from the U.S. exchange.

All securities eligible for inclusion in the Russell 3000 Index and the Russell Top 200® Index must trade on a major U.S. exchange. Bulletin board, pink-sheets or Over The Counter (OTC) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on May 31st to be eligible for inclusion during annual reconstitution. However, if a stock falls below $1.00 intra-year, it will not be removed until the next annual reconstitution, provided it is still trading below $1.00 at that time. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants and rights, and trust receipts are also excluded. Royalty Trusts, limited liability companies, closed-end investment companies (business development companies are eligible), and limited partnerships are also ineligible for inclusion. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

In general, only one class of securities of a company is eligible for inclusion in the Russell 3000 Index, although exceptions to this general rule have been made where Russell has determined that each class of securities acts independent of the other.

The primary criterion used to determine the list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the common shares times the total number of common shares outstanding. Only common stock is used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. Based on closing levels of the company’s common stock on its primary exchange on May 31 of each year, Russell reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. As of June 22 of each year, the Russell Top 200® Index is adjusted to reflect the reconstitution of the Russell 3000 Index for that year. In addition, since September 2004, Russell has added initial public offerings to the Russell 3000 Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

As a capitalization-weighted index, the Russell Top 200® Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell Top 200® Index level is calculated by adding the market values of the Russell Top 200® Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the total market capitalization of the 200 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell Top 200® Index on the base date of December 31, 1986. To calculate the Russell Top 200® Index, closing prices will be used for exchange-traded and Nasdaq stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell Top 200® Index. In order to provide continuity for the Russell Top 200® Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Discontinuation of the Russell Top 200® Index; Alteration of Method of Calculation

Russell has no obligation to continue to publish the Russell Top 200® Index, and may discontinue publication of the Russell Top 200® Index at any time in its sole discretion. If Russell discontinues publication of the Russell Top 200® Index and Russell or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Russell Top 200® Index successor index”), then any Index closing level will be determined by reference to the level of such Russell Top 200® Index successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the Russell Top 200® Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a Russell Top 200® Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Russell discontinues publication of the Russell Top 200® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement, and the calculation agent determines, in its sole discretion, that no Russell Top 200® Index successor index is available at such time, or the calculation agent has previously selected an Russell Top 200® Index successor index and publication of such Russell Top 200® Index successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Russell (or the publisher of any Russell Top 200® Index successor index) fails to calculate and publish a closing level for the Russell Top 200® Index (or any Russell Top 200® Index successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Russell Top 200® Index or Russell Top 200® Index successor index, as applicable, last in effect prior to such discontinuation, or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Russell Top 200® Index or Russell Top 200® Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Russell Top 200® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of ours pays or receives upon the purchase or sale of the security used to hedge our obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Russell Top 200® Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Russell Top 200® Index or an Russell Top 200® Index successor index, or the level thereof, is changed in a material respect, or if the Russell Top 200® Index or an Russell Top 200® Index successor index is in any other way modified so that the Russell Top 200® Index or such Russell Top 200® Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the Russell Top 200® Index or such Russell Top 200® Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Russell Top 200® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Russell Top 200® Index or such Russell Top 200® Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Russell Top 200® Index or such Russell Top 200® Index successor index, as adjusted. Accordingly, if the method of calculating the Russell Top 200® Index or a Russell Top 200® Index successor index is modified so that the level of the Russell Top 200® Index or such Russell Top 200® Index successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Russell Top 200® Index), then the calculation agent will adjust its calculation of the Russell Top 200® Index or such Russell Top 200® Index successor index in order to arrive at a level of the Russell Top 200® Index or such Russell Top 200® Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Russell

Lehman Brothers Holdings Inc. has entered into a non-exclusive license agreement with Russell, which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the Russell Top 200® Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Russell, which we refer to as Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Russell Top 200® Index to track general stock market performance. Russell’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of Russell without regard to Lehman Brothers Holdings Inc. or the notes. Russell has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the Russell Top 200® Index. Russell is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL TOP 200® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL TOP 200® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL TOP 200® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“RUSSELL TOP 200® INDEX” IS A TRADEMARK OF RUSSELL AND HAS BEEN LICENSED FOR USE BY LEHMAN BROTHERS INC. AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY RUSSELL AND RUSSELL MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

THE iSHARES® RUSSELL MIDCAP GROWTH INDEX FUND

We have derived all information contained in this underlying supplement no. 1010 regarding the iShares® Russell Midcap Growth Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the polices of, and is subject to change by BGFA. Additionally, the iShares® Russell Midcap Growth Index Fund seeks to provide investment results that correspond generally to the Russell Midcap® Growth Index which reflects the policies of, and is subject to change by BGFA. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the iShares® Russell Midcap Growth Index Fund may be obtained at the BGI website (www.iShares.com). Additional information concerning the Russell Midcap® Growth Index may be obtained at the Russell website (www.russell.com). Information contained in the BGI website or the Russell website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the iShares® Russell Midcap Growth Index Fund at any time from the Bloomberg Financial Markets page “IWP <Index> <GO>“ or from the iShares website at www.iShares.com.

Investment Objective and Strategy

The iShares® Russell Midcap Growth Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the mid-capitalization growth sector of the U.S. equity market as represented by the Russell Midcap® Growth Index. The iShares® Russell Midcap Growth Index Fund holds securities included in the Russell Midcap® Growth Index Fund. The Underlying Index was developed by Russell to provide a barometer of the mid-cap growth.

As of October 26, 2007 the iShares® Russell Midcap Growth Index Fund’s three largest equity securities were National Oilwell Varco Inc., Weatherford International Ltd. and Yum! Brands Inc. Its three largest sectors were consumer discretionary, technology and other energy.

The iShares® Russell Midcap Growth Index Fund uses a representative sampling strategy (as described below under “Representative Sampling”) to attempt to track the Underlying Index. The iShares® Russell Midcap Growth Index Fund will generally invest at least 90% of its assets in the securities of the Underlying Index and ADRs or other depositary receipts based on securities of the Underlying Index. The iShares® Russell Midcap Growth Index Fund may invest its other assets in futures contracts, other types of options and swaps related to the Underlying Index, as well as cash and cash equivalents, including share of money market funds affiliated with BGFA.

Representative Sampling

The iShares® Russell Midcap Growth Index Fund pursues a “representative sampling” strategy in attempting to track the performance of the Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The iShares® Russell Midcap Growth Index Fund invests in a representative sample of securities in the Underlying Index, which BGFA believes to have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the iShares® Russell Midcap Growth Index Fund is an actual investment portfolio. The performance of the iShares® Russell Midcap Growth Index Fund and the Underlying Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances and differences between a Fund’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements that apply to the Funds but not to the Underlying Indexes) or representative sampling. BGFA expects that, over time, the correlation between a Fund’s performance and that of its Underlying Index, before fees and expenses, will be 95% or better. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® Russell Midcap Growth Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The iShares® Russell Midcap Growth Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that its Underlying Index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Holdings Information

The following tables summarize the iShares® Russell Midcap Growth Index Fund’s top holdings in individual companies and by sector as of such date.

Top holdings in individual securities as of October 26, 2007

Company	Percentage of Total Holdings
National Oilwell Varco, Inc.	1.00%
Weatherford Intl Ltd.	0.87%
Yum! Brands, Inc.	0.80%
Precision Castparts Corp.	0.80%
Allergan, Inc.	0.78%
American Tower Corporation	0.74%
NVIDIA Corporation	0.73%
The Williams Companies, Inc.	0.71%
Electronic Arts Inc.	0.70%
Globalsantafe Corporation	0.70%

Top holdings by sector as of October 26, 2007

Sector	Percentage of Total Holdings
Consumer Discretionary	19.93%
Technology	14.68%
Other Energy	12.17%
Financial Services	11.96%
Health Care	11.43%
Materials and Processing	8.75%
Producer Durables	8.64%
Utilities	3.98%
Autos & Transportation	3.77%
Consumer Staples	3.21%

The Russell Midcap® Growth Index Composition, Maintenance and Calculation

Russell calculates and publishes the Russell Midcap® Growth Index on Bloomberg under index symbol “RDG”. The Russell Midcap® Growth Index measures the composite price performance of a selection of companies representing the mid-cap growth sector from the Russell Midcap® Index which consist of 800 companies that are either domiciled in the United States or its territories or are eligible for inclusion as a BDI (as defined below). All 800 stocks of the Russell Midcap ® Index are traded on a major U.S. exchange and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest companies either domiciled in the United States or its territories, or companies eligible for inclusion as a BDI, as determined by market capitalization.

The Russell Midcap® Index consists of the smallest 800 companies by market capitalization included in the Russell 1000® Index. The Russell Midcap® Growth Index is designed to track the performance of the growth segment of the mid-cap United States equity market. The Russell Midcap® Growth Index is determined, comprised and calculated by Russell without regard to the notes.

Companies domiciled in the United States and its territories are eligible for inclusion in the Russell 3000 Index and the Russell Midcap® Growth Index. Beginning during reconstitution 2007, companies incorporated in the following countries or regions are also reviewed for eligibility for inclusion: Bahamas, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands and Netherlands Antilles. Companies incorporated in these regions are considered Benefits Drive Incorporations (“BDI”) because they typically incorporate in these regions for operations, tax, political or other financial market benefits. However, not all companies incorporated in these regions are eligible for inclusion in the Russell 3000 Index and the Russell Midcap® Growth Index. Companies incorporated in these regions must also meet one of the following criteria in order to be considered eligible: (i) the company has its headquarters in the U.S. or (ii) the company’s headquarters is also in the BDI designated region or country and the primary exchange for the company’s shares is in the U.S. For new companies located in the BDI regions eligible for inclusion in the Russell 3000 Index and the Russell Midcap® Growth Index, the determination of the company’s primary exchange is based on the average daily dollar trading value, which is the accumulated dollar trading volume divided by the actual number of trading days in the past year. However, primary exchange is only one factor for inclusion if both incorporation and headquarters are in a BDI designated region or if multiple headquarters exist in the SEC filings. If the company is has its headquarters in another country, other than in BDI regions and the U.S., it is not eligible for inclusion regardless of its primary exchange. Headquarters and primary exchanges will be analyzed once a year during reconstitution unless the security is de-listed from the U.S. exchange.

All securities eligible for inclusion in the Russell 3000® Index and the Russell Midcap® Growth Index must trade on a major U.S. exchange. Bulletin board, pink-sheets or Over The Counter (OTC) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on May 31st to be eligible for inclusion during annual reconstitution. However, if a stock falls below $1.00 intra-year, it will not be removed until the next annual reconstitution, provided it is still trading below $1.00 at that time. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants and rights, and trust receipts are also excluded. Royalty Trusts, limited liability companies, closed-end investment companies (business development companies are eligible), and limited partnerships are also ineligible for inclusion. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity. In general, only one class of securities of a company is eligible for inclusion in the Russell 3000® Index, although exceptions to this general rule have been made where Russell has determined that each class of securities acts independent of the other.

The primary criterion used to determine the list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the common shares times the total number of common shares outstanding. Only common stock is used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. Based on closing levels of the company’s common stock on its primary exchange on May 31 of each year, Russell reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. As of June 22 of each year, the Russell Midcap® Growth Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year. In addition, since September 2004, Russell has added initial public offerings to the Russell 3000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

As a capitalization-weighted index, the Russell Midcap® Growth Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell Midcap® Growth Index level is calculated by adding the market values of the Russell Midcap® Growth Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the total market capitalization of the 800 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell Midcap® Growth Index on the base date of December 31, 1986. To calculate the Russell Midcap® Growth Index, closing prices will be used for exchange-traded and Nasdaq stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell Midcap® Growth Index. In order to provide continuity for the Russell Midcap® Growth Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Discontinuation of the iShares® Russell Midcap Growth Index Fund; Alternate Calculation of Price and Closing Price

If the iShares® Russell Midcap Growth Index Fund (or a successor index fund (as defined herein)) is de-listed from NYSE Arca (or any other relevant exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund) (such successor fund being referred to herein as an “successor index fund”). If the iShares® Russell Midcap Growth Index Fund (or a successor index fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor index fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the shares of the iShares® Russell Midcap Growth Index Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the iShares® Russell Midcap Growth Index Fund. If an successor index fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation determines will as closely as reasonably possible replicate the iShares® Russell Midcap Growth Index Fund, that successor index fund or closing price will be substituted for the iShares® Russell Midcap Growth Index Fund (or such successor index fund) for all purposes of the notes.

Upon any selection by the calculation agent of a successor index fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If at any time, the Underlying Index or the underlying index related to a successor index fund is changed in a material respect, or the iShares® Russell Midcap Growth Index Fund or a successor index fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the iShares® Russell Midcap Growth Index Fund or such successor index fund had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the iShares® Russell Midcap Growth Index Fund Final Share Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of an exchange traded fund comparable to the iShares® Russell Midcap Growth Index Fund (or such successor index fund) as if those changes or modifications had not been made, and calculate the closing price with reference to the iShares® Russell Midcap Growth Index Fund (or such successor index fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of the shares of the iShares® Russell Midcap Growth Index Fund (or any successor index fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the closing price of the shares of the iShares® Russell Midcap Growth Index Fund upon written request by any investor in the notes.

License Agreement with BGI

We have entered into a non-exclusive license agreement with Barclays Global Investors, N.A. (“BGI”) pursuant to which BGI has licensed us the right to use the iShares® mark in connection with the iShares® Russell Midcap Growth Index Fund.

The license agreement between us and BGI requires that the following language be stated in this underlying supplement: “iShares® is a registered mark of BGI. BGI has licensed certain trademarks and trade names of BGI to Lehman Brothers Holdings Inc. The notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

License Agreement with Russell

Lehman Brothers Holdings Inc. has entered into a non-exclusive license agreement with Russell, which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the Russell Midcap® Growth Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Russell, which we refer to as Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Russell Midcap® Growth Index to track general stock market performance. Russell’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of Russell without regard to Lehman Brothers Holdings Inc. or the notes. Russell has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the Russell Midcap® Growth Index. Russell is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL MIDCAP® GROWTH INDEX OR ANY DATA INCLUDED THEREIN AND Russell SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. Russell MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL MIDCAP® GROWTH INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL MIDCAP® GROWTH INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“RUSSELL MIDCAP® GROWTH INDEX” IS A TRADEMARK OF RUSSELL AND HAS BEEN LICENSED FOR USE BY LEHMAN BROTHERS INC. AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY RUSSELL AND RUSSELL MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.